EXHIBIT 10.11

                                MASTER AGREEMENT

        This Agreement is by and between Lasermedics, Inc. ("LM"), a corporation organized and existing under the laws of the State of Texas and with its principal offices located at 120 Industrial Boulevard, Sugar Land, Texas 77478, and CB Svendsen A/S ("CBS"), a corporation organized and existing under the laws of the Country of Denmark and with its principal office located at Kirke Vaerloesevej 22, DK - 3500 Vaerloese, Denmark.

                              W I T N E S S E T H:

        WHEREAS, CBS and LM entered an Exclusive License Agreement dated November 5, 1993, pursuant to which CBS agreed to grant and convey to LM the sole and exclusive right for LM to manufacture, sell and use certain Products, hereinafter defined, throughout the World subject to the cash payment and the payment of a 3% Royalty for a seven-year term, as set forth therein;

        WHEREAS, LM wishes to make such cash payment and enter this Agreement, which supersedes the November 5, 1993 agreement between the parties, and to acquire the sole and exclusive right to manufacture, sell and use the Products throughout the World; and

        WHEREAS, CBS wishes to transfer the sole and exclusive right for LM to manufacture, sell and use the Products all as set forth herein.

        NOW, THEREFORE, in consideration of the mutual covenants herein expressed, the parties agree as follows:

                                 1. DEFINITIONS

1.1 "Product(s)" shall mean all laser equipment and component parts thereof designed and manufactured by or for CBS, and sold by CBS for medical, dental or veterinary applications prior to and during the Payment Period, including laser equipment of the type known in the trade

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and industry as non-surgical laser products and defined by the U.S. Federal Food
& Drug Administration Center for Devices and Radiological Health ("FDA") as category "3b" and any improvements, modifications or changes thereto by CBS.

1.2 "Patents" shall mean any patents and patent applications related to the Product owned or licensed by CBS and/or any divisions, continuations-in-part, applications or reissues thereof, and all United States and Foreign Letters Patents issued upon any such patent applications.

1.3 "Patent Rights" shall mean (i) any and all past, present or future rights in, to and associated with the Patents throughout the world, whether arising under common law or statutory law, and whether arising under federal law, state law, foreign law, or otherwise, including but not limited to the following: all such rights arising out of or associated with the Patents; the right (but not the obligation) to sue or bring opposition, interference, and/or cancellation proceedings in the name of LM for any and all past, present and future infringements of, or any other damages or injury to, the Patents or the Patent Rights, and the rights to damages or profits due or accrued arising out of or in connection with any such past, present or future infringement, damage or injury; and (ii) the Contract Rights, subject to Article 8 hereof.

1.4 "Know-How" shall mean all of the technical information, processes, formulas, designs, and preparation and usage information on materials and sources thereof, directly or indirectly, related to the manufacture of the Products, including without limitation, mechanical, chemical, engineering, and other scientific and practical information and formulas, and other technical information such as clinical data, drawings, validation procedures, specifications, notes, models, records, electronic information and other writings and all steps and operations required in the manufacture, processing, packaging, testing and/or storage of the Product and the material incidental thereto; all such technical information shall be used or practiced or be capable of being

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used or practiced for the design, development, manufacture, or use of the
Products and/or any improvements thereon and shall also include all business information relating to the manufacturing, marketing, and sales of the Products including promotion methods and techniques.

1.5 "Trademarks" shall include all service marks, trademarks, trade names, logotypes, displays, designs or other marks associated with the Product.

1.6 "Contract Rights" shall mean any and all past, present or future rights and interests of CBS pursuant to any and all licensing and distributor agreements of CBS, or to which CBS shall be a party during the Payment Period, pertaining to the Patents, Know-How, or Trademarks, including the right in the name of CBS to enforce, sue and recover for, any past, present or future breach or violation of any such agreement.

1.7 "Governmental Approvals" shall mean any approval, clearance, permission, license, or registration in the name of or owned by CBS and relating to the Product that is given by the competent public health authority in any country for the manufacture, sale, or use of the Product including without limitation, the documentation relating to compliance with the Danish Regulations for Medical Device Manufacturing and the CE mark.

1.8 "Intellectual Property" shall mean all Patents, Know-How, Trademarks, Patent Rights, Contract Rights and any other intellectual property and industrial property rights owned by or originating with CBS which are in any way related to the Product.

1.9 "Revenue" shall mean the ultimate amount of receipts of cash or its equivalent from the sale of Product by LM throughout the World, such receipt to be net of any trade or quantity or cash discounts and all returns of Product and any allowances thereon which are appropriate at the reasonable discretion of LM.

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1.11 "Effective Date" shall mean March 12, 1997, the date this Agreement shall take effect.

1.12 "Payment Period" shall mean the period of seven (7) years after the Effective Date of this Agreement.

                                2. GRANTS BY CBS

2.1 Upon the payment of the consideration set forth in Paragraph 4.1 of this Agreement, CBS hereby grants and conveys to LM, the sole and exclusive right and license for LM to offer to sell, sell, use, or otherwise commercialize the Product throughout the World subject only to the payment of the Royalties set forth in Paragraph 4.3 of this Agreement.

2.2 Upon the payment of the consideration set forth in Paragraph 4.2 of this Agreement, CBS hereby grants and conveys to LM, the sole and exclusive right and license for LM to manufacture the Product throughout the World subject only to the payment of the Royalties set forth in Paragraph 4.3 of this Agreement.

2.3 CBS grants to LM the right and license to use the Trademarks provided LM shall conform to such reasonable standards as CBS may from time to time suggest relative to the size, design, logotype, or other display of the Trademarks. CBS agrees that LM may use its own trademarks and trade names in connection with the sale or use of Product.

2.4 LM grants to CBS a royalty-free sublicense to manufacture, use and sell the Product on behalf of LM in accordance with the CBS Manufacturing Agreement executed concurrently herewith and attached hereto as Exhibit A.

2.5 CBS grants to LM the right to grant fair and reasonable sublicenses to others for the manufacture, sale and use of Product; provided, that any sublicenses granted by LM shall be first presented to CBS for approval which will not unreasonably be withheld by CBS, and provided such sublicenses shall include appropriate provisions and safeguards to ensure payment to CBS

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of a three percent (3%) Royalty on the Revenue of any sublicensee from the sale of Product anywhere in the World during the Payment Period.

                            3. INTELLECTUAL PROPERTY

3.1 CBS shall, within thirty (30) days after the Effective Date, deliver to LM a copy of all Intellectual Property and other things which are necessary for LM to become fully enabled to use and sell the Product throughout the World, and shall, within thirty (30) days after the cash payment by LM of Paragraph 4.2, deliver to LM a copy of all Intellectual Property and other things which are necessary for LM to become fully enabled to manufacture the Product throughout the World. All Intellectual Property shall be reduced to writing in the English language at the expense of CBS.

3.2 Upon the payment of the Royalties for the Payment Period as set forth in Paragraph 4.3 of this Agreement, CBS hereby assigns to LM all Intellectual Property, Governmental Approvals and the fully-paid, perpetual right to use and sell Product throughout the World. CBS covenants that CBS and its successors and assigns will execute all papers and perform such other acts as may be reasonably necessary to give LM, its successors and assigns, the full benefit of the assignments pursuant to this Paragraph 3.2. All Intellectual Property shall remain the property of CBS until the full payment of the Royalties for the Payment Period as set forth in Paragraph 4.3 of this Agreement.

                             4. CONSIDERATION TO CBS

4.1 In consideration of the grants of Paragraph 2.1 of this Agreement, LM agrees to pay CBS the sum of One Hundred Thousand Dollars ($100,000) in cash upon the execution of this Agreement.

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4.2 In consideration of the grants of Paragraph 2.2 of this Agreement, LM agrees to pay CBS the sum of One Hundred and Seventy Five Thousand Dollars ($175,000) in cash within three (3) months after written notice to CBS by LM of LM's intent to become the exclusive manufacturer of the Product ("Notice of Intent to Manufacture"), such payment to occur no later than June 15, 1998.

4.3 During the Payment Period, LM agrees to pay CBS a three percent (3%) Royalty ("Royalties") on the Revenue received by LM or its sublicensees from the sale of Product.

4.4 Royalties due under this Agreement shall be accounted for by LM to CBS each calendar quarter ending March, June, September and December following the Effective Date of this Agreement, and such accounting shall be submitted to CBS with proper cash payment of Royalties no later than forty-five (45) days after the end of each calendar quarter. All payments under this Agreement shall be made by LM in immediately available U.S. funds to CBS's address specified in the first paragraph hereinabove written.

4.5 To the extent LM engages in the leasing of Product to customers, any unpaid rental of Product in the hands of customers at the end of the Payment Period contemplated by this Paragraph for Royalty calculations shall be capitalized for purposes of final payment of Royalties due CBS under this Agreement.

4.6 During and after the term of this Agreement, CBS shall have the right, at the sole expense of CBS, to conduct an annual audit of the books and records of LM by a licensed certified public accountant to be appointed by CBS for the purposes of assuring CBS that the proper Royalties are paid by LM under this Agreement.

                                 5. TERMINATION

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5.1 The parties shall have the right to terminate this Agreement at any time by notice to the other party, effective immediately, as follows:

        (a) Either party may terminate if the other party has breached any of its obligations hereunder and has failed to reasonably remedy such breach within thirty (30) days after written notice thereof; it being understood that the refusal of a party to terminate this Agreement for the other party's breach of any condition shall not affect its right to terminate this Agreement for subsequent breaches of the same or other conditions; or

        (b) LM may terminate if, for any other reason, there is a change, directly or indirectly, in the control of CBS, unless LM consents in writing to that change of control, which consent shall not be unreasonably withheld. 5.2 Upon termination of the CBS Manufacturing Agreement pursuant to LM's Notice of Intent to Manufacture, CBS agrees for a period of five (5) years to cease the manufacture, sale or use of Product throughout the World, and disassociate itself in the marketplace in all respects concerning the Product except for the warranty obligations for any Product previously sold by CBS. CBS shall also refrain from allowing any other party to manufacture, use or sell Product. 5.3 For a period of six months after the termination of the CBS Manufacturing Agreement pursuant to LM's Notice of Intent to Manufacture, CBS shall provide technical assistance, including training and support, to assist LM in assuming the manufacture of the Products including all steps and operations required in the manufacture, processing, packaging, testing and/or storage of the Product and the material incidental thereto. LM shall exercise reasonable discretion in making requests for assistance from CBS and shall pay all reasonable travel and lodging expenses of CBS incurred pursuant to a request by LM for assistance. CBS agrees to provide up to ten (10) days of technical assistance without further remuneration and the parties

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shall agree on appropriate remuneration for any technical assistance by CBS in excess of ten (10) days.

                              6. SECRECY OBLIGATION

6.1 During the term of this Agreement and for two years after the termination of the CBS Manufacturing Agreement, LM agrees to treat with strict confidentiality all Know-How and particularly not to disclose to any other person or entity the Know-How.

6.2 During the term of this Agreement and for the remaining life of the Know-How as defined by Paragraph 6.3, CBS agrees to treat with strict confidentiality all Know-How and particularly not disclose to any other person or entity the Know-How.

6.3 Neither party shall be required to maintain confidential any portion of the Know-How which:

        (a) was in the possession of the public upon the Effective Date of this Agreement;

        (b) becomes published or otherwise available to others or the public after the Effective Date of this Agreement under circumstances such that such other or the public may utilize that portion of the Know-How without any direct or indirect obligation to the parties hereto; and

        (c) is, or at any time may be, acquired by a third party rightfully possessed of that portion of the Know-How having no direct or indirect obligation to the parties hereto with respect to such portion of the Know-How.
6.4 Article 6 shall remain in full force and effect notwithstanding any termination of this Agreement.

                        7. REPRESENTATIONS AND WARRANTIES

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7.1 Both parties to this Agreement represent and warranty that they have taken all steps prior to signing this Agreement to ensure that this Agreement and its execution is lawful and binding to themselves, respectively, and that they have full and complete power and authority to enter into and carry out their obligations under this Agreement and under any documents which may be executed in connection herewith..

7.2 CBS hereby represents and warrants to LM that to the best of its knowledge, CBS is the sole legal and beneficial owner of the entire right, title and interest in and to the Intellectual Property, subject to no restrictions, liens or encumbrances of any kind, that the Patents are patentable, valid and enforceable, and that no shop right in any of the Intellectual Property has been granted to any third party. CBS further represents and warrants that it has not heretofore made any license, commitment or agreement, nor will CBS make any license, commitment or agreement which is inconsistent with this Agreement and the rights granted herein, and that there is no dispute, disagreement, action or investigation pending, or to the best of its knowledge, threatened against CBS concerning any of the Intellectual Property. CBS further represents and warrants that to the best of its knowledge, CBS has the right and authority to use the Intellectual Property in connection with the Product in the manner in which the Intellectual Property is presently used and such use does not conflict with, infringe upon or violate any patent, trademark, copyright or other similar right vested, or claimed to be vested, in any third party.

7.3 CBS agrees to indemnify and hold LM harmless from any liabilities, costs and expenses (including attorneys' fees and expenses), obligations and causes of action arising out of or related to any breach of the representations and warranties made by CBS herein. Any costs incurred by LM because of any breach of this Paragraph 7.3, or payments made by LM on behalf of CBS to

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cure any breach of this Paragraph 7.3, may be deducted from any Royalties due and payable under Paragraph 4.3 hereof until all such costs are fully recovered.

                     8. PROTECTION OF INTELLECTUAL PROPERTY

8.1 The parties hereto shall each promptly inform the other of any suspected infringement of any Intellectual Property by a third party and each shall have the right to institute an action against such third party to protect the Intellectual Property in accordance with the following procedure:

        (a) In the event that both parties agree to institute suit jointly, the suit shall be brought in both their names, the costs thereof, including attorneys' fees, shall be borne equally, and recoveries, if any, whether by judgment, award, decree or settlement, shall be shared equally.

        (b) If LM does not wish to institute a suit, CBS may institute suit. CBS shall bear the entire cost of such litigation and shall be entitled to retain the entire amount of any recovery by way of judgment, award, decree or settlement.

        (c) If CBS does not wish to institute a suit, LM may institute suit. LM shall bear the entire cost of such litigation and shall be entitled to retain the entire amount of any recovery by way of judgment, award, decree or settlement, subject to CBS's right of approval of any provisions relating to the validity and/or infringement of any Patents owned by CBS. 8.2 Should either party commence a suit under the provisions of Paragraph 8.1 and thereafter elect to abandon the same, it shall give timely notice to the other party who may, if it so desires, continue prosecution of such suit; provided how-ever, that the sharing of expenses and recovery in such suit shall be as agreed upon between the parties.

                                  9. ASSIGNMENT

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9.1 Except as provided in Paragraph 2.4 of this Agreement, neither party has the right to assign the rights of either such party to a third party without the express written consent of the other affected party to this Agreement, except that CBS may assign its duties hereunder to another company wholly-owned by either CBS or C. B. Svendsen, individually, with the prior written approval of LM, which approval shall not be unreasonably withheld.

9.2 In the event LM undergoes a liquidation process by receivership or bankruptcy before all Royalties are made by LM pursuant to Paragraph 4.3 of this Agreement, CBS shall automatically be deemed to hold an assignment or reversion of the CBS rights conveyed hereunder.

                          10. ENTIRETY OF THE AGREEMENT

10.1 This Agreement and the CBS Manufacturing Agreement, executed concurrently herewith, contain the entire understanding between the parties and supersede any and all prior agreements, understandings, and arrangements, written or oral, between the parties relating to the subject matter hereof and in particular supersedes the Exclusive License Agreement dated November 5, 1993 which shall become null and void on the Effective Date hereof. No amendment, change, modification, or alteration of the terms and conditions hereof shall be binding upon CBS or LM unless in writing and signed by a duly authorized officer of each party hereto.

                      11. MANDATORY AND BINDING ARBITRATION

11.1 If any dispute arises between CBS and LM concerning the interpretation of any of the terms, conditions, or provisions of this Agreement, or any of the rights or duties of either party, the dispute shall be referred to two Arbitrators, one of which shall be chosen by CBS and the other by LM. Such two Arbitrators so chosen shall, if they cannot themselves reach agreement, select an Umpire to hear the arguments of both Arbitrators and review the evidence. The

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decision of said Arbitrators, or Arbitrators and Umpire, shall be final and binding on both CBS and LM. The Arbitrators and the Umpire shall all regard this Agreement as an honorable undertaking and shall make their findings and award with a view to effecting the general purpose of the Agreement in a reasonable and equitable manner, rather than in accordance with a literal or technical interpretation of any language used in this Agreement, viewing and considering parole evidence as they see fit. Both CBS and LM hereby agree to hold harmless the Arbitrators and the Umpire who accept engagements to handle any disputes arising under this Agreement.

11.2 If LM initiates the arbitration, then the arbitration shall be held in Denmark and the costs of the arbitration shall be borne by LM. If CBS initiates the arbitration, then the arbitration shall be held in Houston, Texas and the costs of the arbitration shall be borne by CBS.

                          12. APPLICABLE LAW AND VENUE

12.1 After arbitration proceedings under Paragraph 11.1 are exhausted, if LM initiated the arbitration, this Agreement shall be governed and construed according to Danish law and if CBS initiated the arbitration, this Agreement shall be governed and construed according to the laws of the State of Texas, U.
S. A. Further, if LM initiated the arbitration, venue shall be The Maritime and Commercial Court (So- og Handelsretten) of Copenhagen and if CBS initiated the arbitration, venue shall be in Harris County, Texas. In any event, jurisdiction of a court in either Denmark or Texas must be established before suit can commence in either jurisdiction. The parties recognize, however, that the preparation and execution of this Agreement is in Texas, and that the obligations of LM under this Agreement will be substantially all performed in Texas.

12.2 Notices under this Agreement shall be delivered by hand or by certified mail or its equivalent to the respective other party at the addresses first shown above in this Agreement on

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the first page or at such alternate address as may be noticed by either party to the other from time to time.

                                   13. GENERAL

13.1 HEADINGS. The subject headings of the paragraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

13.2 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and all so executed shall constitute one agreement, binding on both parties hereto notwithstanding that both parties are not signatory to the same counterpart.

13.3 INDEPENDENT CONTRACTOR. Each party's relationship to the other hereunder shall be that of an independent contractor only. Neither party shall be the agent of the other party, and neither party shall have authority to act for or on behalf of the other party in any manner.

13.4 SEVERABILITY. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable.

13.5 WAIVER. Each party covenants and agrees that if the other party fails or neglects for any reason to take advantage of any of the terms hereof providing for the termination of this Agreement or if, having the right to declare this Agreement terminated, such other party shall fail to do, any such failure or neglect shall not be or be deemed or be construed to be a waiver of any cause for the termination of this Agreement subsequently occurring, or as a waiver of any of the terms, covenants, or conditions of this Agreement or of the performance thereof. None of

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the terms, covenants, or conditions of this Agreement can be waived except by the written consent of the waiving party. THE PARTIES APPEAR AND BIND THEMSELVES TO THIS "AGREEMENT' BY SIGNING IN THE APPROPRIATE PLACES INDICATED THEREFOR.

LASERMEDICS, INC.

BY ________________________              Date of execution:_____________________
Title: President

CB SVENDSEN A/S

BY /s/ ILLEGIBLE                         Date of execution:_____________________
Title: Chairman

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                           CBS MANUFACTURING AGREEMENT

        This AGREEMENT is by and between Lasermedics, Inc. ("LM"), a corporation organized and existing under the laws of the State of Texas and with its principal offices located at 120 Industrial Boulevard, Sugar Land, Texas 77478, and CB Svendsen A/S ("CBS"), a corporation organized and existing under the laws of the Country of Denmark and with its principal office located at Kirke Vaerloesevej 22, DK - 3500 Vaerloese, Denmark.

                                   WITNESSETH

        WHEREAS, LM desires for CBS to manufacture the Products for the account of LM at CBS's facilities located in Vaerloese, Denmark until LM has the requisite manufacturing capability to manufacture the Products; and

        WHEREAS, CBS wishes to continue the manufacture of the Products for LM.

        NOW, THEREFORE, in consideration of the mutual covenants herein expressed, the parties agree as follows:

                                 1. DEFINITIONS

1.1 MANUFACTURING; MANUFACTURE. Manufacturing and Manufacture shall mean all steps and operations required in the manufacture, validation, processing, packaging, testing and/or storage of the Products and the Material incidental thereto, until delivery to LM.

1.2 MATERIAL. Material shall mean all raw materials, components, supplies, packaging and labeling components and materials acquired by CBS for use in the Manufacture of the Products for LM.

1.3 PRODUCT. Product shall mean all laser equipment designed and manufactured by or for CBS, and sold by CBS for medical, dental or veterinary application, including laser equipment of

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the type known in the trade and industry as non-surgical laser products and defined by the U.S. Federal Drug Administration Center for Devices and Radiological Health ("FDA") as category "3b".

1.4 GOVERNMENTAL APPROVALS. Governmental Approvals shall mean any approval, clearance, permission, license, or registration in the name of or owned by CBS and relating to the Product that is given by the competent public health authority in any country for the manufacture, sale, or use of the Product including without limitation, the documentation relating to compliance with the Danish Regulations for Medical Device Manufacturing and the CE mark.

1.5 SPECIFICATIONS. Specifications shall mean specifications for the manufacture of the Product and specifications for the completed Product, such specifications to be mutually approved by CBS and LM and shall be in the English language; provided, however, such specifications shall include compliance with the Government Approvals and any other applicable regulations of the competent public health authority in any country in which the Product is to be manufactured, used, or sold.

1.6 EFFECTIVE DATE. Effective Date shall mean March 12, 1997, the date this Agreement shall take effect.

1.7 PAYMENT PERIOD. Payment Period shall mean the period of seven (7) years after the Effective Date of this Agreement.

                                  2. DELEGATION

2.1 Each of LM and CBS represents and warrants that each is duly authorized to enter into and to carry out the present Agreement regarding the Manufacture of the Products.

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2.2 Nothing contained in this Agreement shall be construed as granting to CBS any authority to contract, subcontract or delegate to any third party the obligations or responsibilities undertaken by CBS hereunder without the prior written consent of LM, which consent shall not be unreasonably withheld.

                           3. PREPARATION - EQUIPMENT

3.1 CBS shall provide and utilize all equipment and implements necessary for the Manufacture of the Products. CBS shall adopt the necessary and advisable measures for the prompt Manufacture of the Products.

                              4. SUPPLY OF MATERIAL

4.1 CBS will acquire the Material required for the Manufacture of the Products, and all such Material shall be used exclusively for such Manufacture.

4.2 All Products, at any state of Manufacture, shall be and remain dedicated to the Manufacture of Products for LM.

                        5. RESPONSIBILITY OF MANUFACTURE

5.1 CBS shall be responsible for the quality of all Material used in the Manufacture of Products.

5.2 CBS shall comply with the approved standards, procedures, instructions, and specifications furnished pursuant to Section 12.1. CBS shall maintain the highest standards of workmanship and care customary among leading medical device manufacturers.

5.3 CBS agrees to manufacture all Products in accordance with Good Manufacturing Practices and other applicable regulations as defined by the FDA.

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5.4 Control samples, the number of which shall be mutually agreed upon, for each lot of Products shall be retained by CBS for inspection by LM, for a period of five (5) years from the dates of their respective Manufacture.

5.5 In the Manufacture of Products, CBS shall observe all pertinent laws and regulations in force and effect at the time of Manufacture and shall obtain and comply with all Governmental Approvals.

5.6 CBS shall indemnify and hold LM harmless against any claims asserted or suits brought against LM arising out of CBS's negligence in the Manufacture of the Products, including, without limitation, the use of faulty or defective Material furnished by CBS or due to CBS's failure to comply with the instructions, specifications, and procedures pertaining to the Products. LM shall promptly notify CBS of any such claims or suits.

5.7 LM shall indemnify and hold CBS harmless against any claims asserted or suits brought against CBS in cases wherein such claims or suits arise from the use of the Products in accordance with the instructions for use thereof, provided such Products are prepared pursuant to the agreed-upon instructions, specifications and procedures. CBS shall promptly notify LM of any such claims or suits and, at LM's option and sole cost, permit LM to handle or control such claims or suits.

                               6. PRODUCT WARRANTY

6.1 CBS warrants to LM that Product delivered hereunder meets the specifications for the Product, that the Product is free from defects in design, labeling, and specifications for materials and workmanship, and that Product is merchantable and fit for use in its intended purpose.

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6.2 LM does not assume any warranty liability whatsoever for Product manufactured and sold by CBS heretofore or hereafter, and CBS shall retain general warranty obligations and liability for Product manufactured by CBS and sold by either CBS or LM, particularly those obligations described as follows:

               (a) The warranty obligation of CBS is to repair or replace the defective parts or the entire defective Product without charge to LM or its customer, and costs of return and reshipment of Product will be absorbed by CBS. However, no fewer than ten Product units shall be returned to CBS by LM for repair or replacement at any one time unless six months have elapsed from the date of any previous return shipment of Product by LM to CBS for repair or replacement.

               (b) This warranty shall not extend to any defects attributable to the failure of LM to preserve, install, operate, maintain, repair, or replace Product in accordance with applicable recommendations by CBS or to defects attributable to the misuse, neglect, accident, whether in the operation, transit, storage, of such Product or in damage caused by fire, flood, or other acts of God.

               (c) The express warranty herein extended by CBS to LM is in effect for only twelve (12) months from the date of receipt by LM of any Product unit delivered by CBS.

6.3 If CBS for any reason fails to meet its warranty obligations, LM may at its sole discretion resolve any Product complaint for the account of CBS, and with respect to any Product not sold by LM, LM may service any such customer complaint by use of any reasonable means LM deems necessary under the circumstances, and LM shall have the right to charge CBS one-half of the actual out-of-pocket expense incurred by LM in the satisfaction of such customer complaint.

6.4 If any lot of Products is defective or fails to conform to the approved standards and specifications due to CBS's negligence or CBS's failure to observe the instructions, or CBS's use of defective or faulty Material, CBS shall credit LM for LM's cost for said Products and shall replace, without charge, any such Product, in its sole discretion.

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6.5 As to any Product manufactured by LM, CBS shall have no warranty obligations whatsoever related to the design and merchantability of Product.

6.6 CBS will carry products liability insurance in an amount commensurate with the risks connected with the manufacture and sale of the Products. Such insurance shall name LM as co-insured.

                             7. ORDERS AND DELIVERY

7.1 LM shall order Products from CBS in writing at a reasonable time in advance of each shipment hereunder. Such written orders shall identify the Product being ordered and include the quantity of Product, the shipping instructions, and the date on which delivery is desired.

7.2 LM shall use its best efforts to place orders for, and shipments shall be made in, approximately equal monthly quantities, or if the total quantity of any Product required to be purchased hereunder is insufficient to permit monthly shipments, then in quantities approximately evenly spaced throughout the term hereof.

7.3 LM's receipt at LM's destination of any Products delivered hereunder shall be a conditional acceptance of such Products, pending inspection and absence of a latent defect in the Products. In the case of non-delivery, LM shall provide CBS written notice of non-delivery within forty-five (45) days of the date set for delivery and CBS shall furnish documentation of shipment and tracking information to LM.

7.4 If, upon inspection of any shipments of Products hereunder, such Products fail to meet Product specifications, LM shall have the right to return the shipment of Products at the expense of CBS. At the option of LM, LM shall have the right to deduct the original invoice price of such rejected Products from any outstanding invoices or statements to CBS or to have CBS credit LM the original invoice price.

                            8. PROGRAM OF PREPARATION

8.1 CBS agrees to Manufacture such quantities of the Products as are specified in written orders which are submitted from time to time to CBS by LM.

8.2 Each such order shall specify the quantities and delivery dates of the Products to be Manufactured by CBS during each calendar month of the calendar quarter which commences after the date of submission of LM's first order. LM shall also furnish CBS with an estimate of the quantities of the Products which LM intends to order from CBS during each subsequent calendar quarter at least sixty (60) days prior to that calendar quarter. CBS shall have the right to approve any increase in the order of a subsequent calendar quarter where the increase is over fifty percent (50%) of the order of the previous calendar quarter. LM shall not be bound by any such estimate unless the increase is over fifty percent (50%) of the order of the previous calendar quarter.

8.3 CBS will proceed promptly in the Manufacture, execution and delivery of LM's orders for Products in accordance with good manufacturing practices.

8.4 In connection with the Manufacture of the Products under this Agreement, CBS agrees to act in good faith and not to prioritize the Manufacture of the Products of third parties over the Manufacture of the Products for LM.

                                   9. STORAGE

9.1 CBS shall provide, at no cost to LM, adequate and safe storage (i) for all Materials reasonably required at any given time for the Manufacture of the Products, and (ii) for all Products pending delivery to LM or LM's designee in accordance with this Section 9.

9.2 All Products in any state of Manufacture shall be traceable by CBS according to Good Manufacturing Practices and other applicable regulations as defined by the FDA and in accordance with the EC/ISO 9000 requirements so that all Products can be separated from those items belonging to CBS or held by CBS for third parties.

9.3 CBS will take all reasonable measures that LM may request for the full protection of LM's interest in the Products, including adequate insurance endorsed and payable to LM in suitable amounts (unless LM advises CBS, in writing, that LM has already provided such insurance), in the Material and the Products in any state of Manufacture, against all risks of loss or damage. Proof thereof shall be furnished to LM on LM's request.

                    10. APPROVALS FROM COMPETENT AUTHORITIES

10.1 During the term of this Agreement, CBS shall be responsible for securing, at its sole cost and expense, the CE mark and LM shall be responsible for maintaining all existing Governmental Approvals and securing, at its sole cost and expense, all other Governmental Approvals required by appropriate authorities in order to permit the Manufacture and sale of the Products hereunder.

10.2 CBS represents that the Product is in full compliance with the Danish Regulations for Medical Device Manufacturing and that the Product meets ISO 9000 requirements.

10.3 CBS agrees to make the appropriate submissions for obtaining a CE mark on the Product. Any and all expenses incurred in connection with such filings for obtaining the CE mark shall be borne entirely by CBS. If CBS does not apply for the CE mark by December 31, 1997, LM shall make the appropriate submissions at the expense of CBS and shall have the right to deduct such expenses from any consideration due pursuant to Article 11.

10.4 Any submission for governmental approval to the public health authorities in any country shall be made in the name of LM. Any approval, clearance, permission or registration relating to the Product that is given by the public health authorities in any country shall be held and maintained in the name of LM and at the sole cost and expense of LM.

10.5 CBS agrees to maintain all documentation relating to compliance with the Danish Regulations for Medical Device Manufacturing and the documentation relating to the CE mark.

10.6 CBS agrees to maintain these government licenses, approvals and registrations at the sole cost and expense of LM until the expiration of the Payment Period.

                          11. PAYMENT FOR THE PRODUCTS

11.1 CBS agrees to manufacture and sell to LM the Product or component parts of the Product for sale by LM throughout the World.

11.2 LM agrees to purchase from CBS Product or component parts of Product from CBS under terms which require LM to pay one-third of the purchase price at the time an order is placed with CBS, with one-third of the price of the order to be paid at the time notice of shipment is received by LM, and one-third of the price of the order within thirty (30) days after the order is received from CBS by LM.

11.3 CBS agrees to sell to LM the Product and component parts of the Product at the prices set forth in Schedule A. The prices shown on Schedule A shall be subject to increase or decrease once a year by mutual agreement of the parties, or by demand of either party in writing if the relationship of the Danish Krone and the United States Dollar varies by more than ten (10%) percent for any consecutive ninety (90) day period. Any new Product pricing demanded by such party shall be consistent with the changed exchange rate until any future modification by operation of this provision of this Agreement.

11.4 The parties hereby stipulate that the exchange rate as of the Effective Date shall be one Danish Krone per .15385 U.S. Dollar, or one U.S. Dollar per
6.5 Danish Krone.

11.5 All payments under this Agreement shall be made by LM in immediately available U.S. funds to CBS's address specified in the first paragraph hereinabove written.

11.6 Except as the law otherwise provides, LM shall pay CBS, in addition to the price of the Products, the amount of all governmental taxes, excises and/or other charges (except taxes on or measured by net income) that CBS may be required to pay with respect to the Products delivered hereunder.

11.7 Within ninety (90) days after LM provides CBS with the Notice of Intent to Manufacture as set forth in Paragraph 14.1 hereof, LM agrees to purchase from CBS the inventory of CBS of component parts of Product at the documented cost of CBS as shown in the computer listing of CBS in Danish Krone, but payable by LM in prevailing U.S. Dollars.

11.8 If LM fails to pay for Product within the agreed time after receipt of goods, LM shall pay CBS appropriately calculated interest at the prevailing prime rate in New York City plus two (2%) percent, but in no event to exceed eighteen (18%) percent per annum on any over due amounts from the due date of payment by LM until the date of actual receipt of proper payment by CBS.


11.9 All Products delivered pursuant to this Agreement shall be considered to be delivered when suitably packed for air freight shipment in CBS's standard shipping cartons, marked for shipment to LM's address, and placed with a carrier FOB CBS's manufacturing plant. Unless otherwise instructed in writing by LM, CBS shall select the carrier. All costs to transfer the Product to LM including all freight, insurance, and other shipping expenses, as well as any special packing expenses and handling expenses shall be paid by CBS. LM shall bear all applicable taxes, customs, duties, documentation and similar charges that may be assessed against the Products after delivery by CBS to the carrier.

                    12. TECHNOLOGY; CONFIDENTIAL INFORMATION

12.1 LM and CBS shall fully disclose to each other in writing and in the English language all know-how, instructions, formulae, standards, validations, procedures, specifications, the Intellectual Property, as that term is defined in the Master Agreement, and other information and technology necessary in and for the Manufacture of the Products. Any translations into English shall be at the expense of CBS.

12.2 All Manufacturing instructions, as well as any subsequent written communications designated as confidential, shall be held in confidence by the parties hereto during the term of this Agreement, and thereafter. Such information is authorized for use only in such manner and to such extent as shall be reasonably necessary in carrying out the purposes of this Agreement, and neither party shall prevent disclosure thereof to all persons except those to whom such disclosure may be necessary to carry out this Agreement.

12.3 Neither party shall be required to maintain confidential any information which:

        (a) was in the possession of the public upon the Effective Date of this Agreement;

        (b) becomes published or otherwise available to others or the public after the Effective Date of this Agreement under circumstances such that such other or the public may utilize the information without any direct or indirect obligation to the parties hereto; and

        (c) is, or at any time may be, acquired by a third party rightfully possessed of the information and having no direct or indirect obligation to the parties hereto with respect to such information.

12.4 Paragraphs 12.2 and 12.3 of this Agreement shall remain in full force and effect notwithstanding any termination of this Agreement.

                              13. ASSISTANCE BY CBS

13.1 During the term of this Agreement, CBS shall supply to LM, at LM's principal office in Sugar Land, Texas and without expense to LM, a copy of all the Intellectual Property, as that term is defined in the Master Agreement.

13.2 During the term of this Agreement, CBS shall assist and train the personnel of LM, with respect to the manufacture and use of the Products, the marketing and distribution of the Products, and any developing future improvements in the Products whereby LM shall become fully enabled to manufacture, use, sell, and otherwise commercialize the Product throughout the world.

13.3 LM shall exercise reasonable discretion in making requests for CBS to provide the assistance and training as provided herein. LM shall pay all the reasonable travel and lodging expenses of CBS incurred pursuant to a request by LM for services. CBS agrees to provide up to ten (10) days of assistance and training without further remuneration and the parties shall agree on appropriate remuneration for any assistance and training by CBS in excess of ten (10) days. CBS agrees to assist LM after the expiration of this Agreement in accordance with such terms as the parties may agree.

                          14. DURATION AND TERMINATION

14.1 This Agreement shall be effective as of the date first written above, and, except as otherwise provided in this Agreement, shall terminate upon three (3) months prior written notice to CBS by LM of its intent to become the exclusive manufacturer of the Product ("Notice of Intent to Manufacture"). Upon receipt of the Notice of Intent to Manufacture from LM, CBS agrees to cease the manufacture, sale or use of Product, and disassociate itself in the marketplace in all respects concerning the Product except for the warranty obligations for any Product previously sold by CBS. CBS shall also refrain from allowing any other party to manufacture, use or sell Product.

14.2 Upon LM becoming the exclusive manufacturer of the Products pursuant to Paragraph 14.1, LM shall be responsible for all expenses required to manufacture the Products. CBS agrees to sell to LM or LM's designated vendor CBS's Material and supplies used by CBS in the Manufacture of the Product and any inventory of the Product. LM shall have no obligation to CBS as would otherwise be required by the warranties for the Products Manufactured by LM pursuant to this Paragraph.

14.3 Notwithstanding the provisions of Paragraph 14.1, the parties shall have the right to terminate this Agreement at any time by notice to the other party, effective immediately, as follows:

        (a) Either party may terminate if the other party has breached any of its obligations hereunder and has failed to reasonably remedy such breach within thirty (30) days after written notice thereof; it being understood that the refusal of a party to terminate this Agreement for the other party's breach of any condition shall not affect its right to terminate this Agreement for subsequent breaches of the same or other conditions; or

        (b) LM may terminate if, for any other reason, there is a change, directly or indirectly, in the control of CBS, unless LM consents in writing to that change of control, which consent shall not be unreasonably withheld.

14.4 Upon termination of this Agreement, LM agrees to use its best efforts to assist CBS in the reduction or elimination of any CBS inventory of Product and component parts of Product existing at the time of termination by purchasing from CBS all of the needs of LM for Product and component parts of Product first from CBS rather than any other party; provided, however, that LM shall not be required to purchase any Product or component parts of Product which are not integral parts of any items shown on Schedule A to this Agreement.

                           15. RECORDS AND INSPECTIONS

15.1 CBS shall maintain separate records for the operations carried out pursuant to this Agreement, and will supply LM with the production and other reports as may reasonably be required by LM.

15.2 While this Agreement is in force and upon reasonable notice during normal business hours, LM shall have access to such records maintained by CBS and relating to this Agreement, and may review and make copies of those records. LM shall have the right to inspect the spaces where CBS stores the Material and Products and take physical inventories of the same.

15.3 CBS shall allow persons authorized by LM to inspect the Manufacture of any of the Products during any phase of Manufacture.

                                16. FORCE MAJEURE

16.1 Neither party shall be liable or deemed in default for failure to perform any duty or obligation that such party may have under this Agreement where such failure has been occasioned by any Act of God, fire, strike, inevitable accident, war, or any other cause outside the reasonable control of that party, and occurring without its fault or negligence. The party whose performance has been so interrupted shall give the other party prompt notice of the interruption and the cause thereof, and shall use every reasonable means to resume full performance of this Agreement as soon as possible.

                                   17. NOTICES

17.1 Notices under this Agreement shall be delivered by hand or by certified mail or its equivalent to the respective other party at the addresses first shown above in this Agreement on the first page or at such alternate address as may be noticed by either party to the other from time to time.

                               18. REPRESENTATION

18.1 Except as specifically authorized by this Agreement or otherwise in writing, neither party is authorized to, nor shall either party undertake to, bind the other party in any way by any warranty, agreement, contract, representation or order, whether written or oral, or by any instrument or action of any kind.

18.2 The parties hereto shall at all times during this Agreement be deemed independent contractors. Neither CBS nor any persons or entities employed, contracted or otherwise utilized by CBS for any purpose shall be deemed the employees, representatives or agents of LM, unless specifically agreed to in writing between the parties.

                                 19. ASSIGNMENT

19.1 Neither party has the right to assign the rights of either such party to a third party without the express written consent of the other affected party to this Agreement, except that CBS may assign its duties hereunder to another company wholly-owned by either CBS or C.
B. Svendsen, individually, with the prior written approval of LM, which approval shall not be unreasonably withheld.

                      20. MANDATORY AND BINDING ARBITRATION

20.1 If any dispute arises between CBS and LM concerning the interpretation of any of the terms, conditions, or provisions of this Agreement, or any of the rights or duties of either party, the dispute shall be referred to two Arbitrators, one of which shall be chosen by CBS and the other by LM. Such two Arbitrators so chosen shall, if they cannot themselves reach agreement, select an Umpire to hear the arguments of both Arbitrators and review the evidence. The decision of said Arbitrators, or Arbitrators and Umpire, shall be final and binding on both CBS and LM. The Arbitrators and the Umpire shall all regard this Agreement as an honorable undertaking and shall make their findings and award with a view to effecting the general purpose of the Agreement in a reasonable and equitable manner, rather than in accordance with a literal of technical interpretation of any language used in this Agreement, viewing and considering parole evidence as they see fit. Both CBS and LM hereby agree to hold harmless the Arbitrators and the Umpire who accept engagements to handle any disputes arising under this Agreement.

20.2 If LM initiates the arbitration, then the arbitration shall be held in Denmark and the costs of the arbitration shall be borne by LM. If CBS initiates the arbitration, then the arbitration shall be held in Houston, Texas and the costs of the arbitration shall be borne by CBS.

                          21. APPLICABLE LAW AND VENUE

21.1 After arbitration proceedings under Paragraph 20.1 are exhausted, if LM initiated the arbitration, this Agreement shall be governed and construed according to Danish law and if CBS initiated the arbitration, this Agreement shall be governed and construed according to the laws of the State of Texas, U. S. A. If LM initiated the arbitration, venue shall be The Maritime and Commercial Court (So - og Handelsretten) of Copenhagen and if CBS initiated the arbitration, venue shall be in Harris County, Texas. In any event, jurisdiction of a court in either Denmark or Texas must be established before suit can commence in either jurisdiction. The parties recognize, however, that the preparation and execution of this Agreement is in Texas, and that the obligations of LM under this Agreement will be substantially all performed in Texas.

                              22. ENTIRE AGREEMENT

22.1 This Agreement contains the entire understanding between the parties and superseded any and all prior agreements, understandings and arrangements, written or oral, express or implied, between the parties relating to the subject matter hereof. No amendment, change, modification or alteration of the terms and conditions hereof shall be binding upon either party unless in writing and signed by a duly authorized officer of both parties.

                                   23. GENERAL

23.1 HEADINGS. The subject headings of the paragraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

23.2 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and all so executed shall constitute one agreement, binding on both parties hereto notwithstanding that both parties are not signatory to the same counterpart.

23.3 INDEPENDENT CONTRACTOR. Each party's relationship to the other hereunder shall be that of an independent contractor only. Neither party shall be the agent of the other party, and neither party shall have authority to act for or on behalf of the other party in any manner.

23.4 SEVERABILITY. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable.

23.5 WAIVER. Each party covenants and agrees that if the other party fails or neglects for any reason to take advantage of any of the terms hereof providing for the termination of this Agreement or if, having the right to declare this Agreement terminated, such other party shall fail to do, any such failure or neglect shall not be or be deemed or be construed to be a waiver of any cause for the termination of this Agreement subsequently occurring, or as a waiver of any of the terms, covenants, or conditions of this Agreement or of the performance thereof. None of the terms, covenants, or conditions of this Agreement can be waived except by the written consent of the waiving party.

IN WITNESS WHEREOF, the parties have executed this Agreement by their respective duly authorized representatives, as of the day first above written.

LASERMEDICS, INC.                           CB SVENDSEN A/S

------------------------------------        -----------------------------------
Name:_________________________              Name:______________________________
Title:________________________              Title:_____________________________

                   SCHEDULE A TO "CBS MANUFACTURING AGREEMENT"

Net prices to be paid by LM for Product pursuant to Sections 3.4 and 6.1 of the
Agreement:

Product And Description                                                            Net Price
-----------------------                                                            ---------

DENTAL LASER EQUIPMENT:

CBM MASTER 1, Consisting of:          1 Basic Unit
                                      1 DP1A Dental Probe - 30 mW
                                      1 LG3 Autoclavable Tip                          $1,700

CBM MASTER 1B, Consisting of:         1 Basic Unit with Battery
                                      1 DP1A Dental Probe - 30 mW

                                      1 LG3 Autoclavable Tip                          $1,750

CBM MASTER 3 ("Lasermedics 830 DS") Consisting of:
                                      1 Basic Unit
                                      1 DP3 Dental Probe - 30 mW
                                      1 LG3 Autoclavable Tip                          $2,269

PHYSIOTHERAPEUTIC LASER EQUIPMENT:

CBM MASTER 1, Consisting of:          1 Basic Unit
                                      1 PhP1 Physiotherapeutic
                                      Probe - 30 mW                                   $1,499

CBM MASTER 1B, Consisting of:         1 Basic Unit with Battery
                                      1 PhP1 Physiotherapeutic
                                      Probe - 30 mW                                   $1,549

CBM MASTER 3 ("Lasermedics 830 DS") Consisting of:
                                      1 Basic Unit
                                      1 PhP3 cordless Physiotherapeutic
                                      Probe -30 mW                                    $1,825
                                          -70  mW                                     $2,068

CBM MASTER 4 ("Lasermedics 830 830T"Consisting of:
                                      l Basic Unit
                                      l PhP4 Triple Physiotherapeutic
                                      Probe                                           $2,565

ACCESSORIES:

PhP1     Physiotherapeutic Probe for CBS MASTER 1 & 2 - 30 mW                          $ 695

DP1A     Dental Probe for CBM MASTER 1 & 2

         (excluding tip ) - 30 mW                                                      $ 785

PhP3     Physiotherapeutic Probe for MASTER
                                      3-30 mW                                         $1,000
                                      -70 mW                                          $1,240

DP3      Dental Probe for CBM MASTER 3
                                      -30 mW                                          $1,330
                                      -70 mW                                          $1,570

PhP4     Triple Probe for MASTER 4 (3 x 30 mW)                                        $1,640

LG3      Autoclavable Tip for Intraoral use                                           $  111

PhLG3    Autoclavable Tip for Extraoral use                                           $  111

BUS      Basic Unit CBM MASTER 3                                                      $  828

BU4      Basic Unit CBM MASTER 4                                                      $  925

FC       Flight Case (Al-case) for CBM MASTER 1 & 2 Lasers                           $    85

Ph       Probe Holder for CBM MASTER 3 Probes                                        $    20

BP3      Spare Battery for CBM MASTER 3 Probes                                       $    80

PB       Probe Box for CBM MASTER 3 & 4 Probes                                       $    37

BU1      Base Unit for Master 1                                                       $  804

BU1B     Portable Base Unit for Master 1 with Battery                                 $  854

         Laser Safety Glasses                                                         $   42

         Remote Interlocks                                                            $   43

                                       20